SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)   March 30, 2004

            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable


                                             Page 1 of 6 pages

Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

Press Release

      The following is the text of the press release dated March 30, 2004 reporting Transtech Industries, Inc.'s results of operations for the year ended December 31, 2003.

           TRANSTECH INDUSTRIES, INC. REPORTS RESULTS
              FOR THE YEAR ENDED DECEMBER 31, 2003

     PISCATAWAY, N.J., March 30, 2004 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced the results of operations for the year ended December 31, 2003. The Company's subsidiaries perform environmental services and generate electricity utilizing methane gas as fuel.

     Gross revenues of the environmental services segment for the year ended December 31, 2003 were $961,000 versus $1,306,000 for 2002. The decline is due to a reduction in services provided on the Southern Ocean Landfill project. Revenues for the electricity generation segment for 2003 increased to $228,000 from $70,000 in 2002. The increase is due to the completion of repairs to generation equipment that began in May 2002. Net consolidated revenues (after the elimination of inter-company environmental services sales) for 2003 and 2002 were $298,000 and $737,000, respectively.

     The cost of operations for the years ended December 31, 2003 and 2002 were $1,642,000 and $2,782,000, respectively. The cost for 2002 includes charges totaling $950,000 for the write-off of a receivable, and an increase in professional fees. The cost for 2003 includes bad debt expense of $56,000. The decrease in cost for 2003 also reflects the reduction in environmental services provided, and reduced personnel costs.

      Other net expense for the years ended December 31, 2003 and 2002 were $173,000 and $86,000, respectively. Results for 2003 and 2002 include $317,000 and $337,000, respectively, of interest expense accrued on the Company's estimated federal income tax liability. The results for 2002 also includes income of $8,626,000 related to the Company's October 2001 settlement of litigation against certain of its excess insurance carriers, net of related charges.

     Income tax benefit of $522,000 was recognized for the year ended December 31,2003 versus income tax expense of $2,992,000 reported for 2002.

     Net loss for the year ended December 31, 2003 was $(995,000) or $(.33) per share versus net income of $3,503,000 or $1.18 per share for 2002.

     During February 2002, the Company consummated an October 2001 settlement of its claims against certain excess insurance carriers for recovery of past remediation costs that resulted in gross proceeds to the Company of $13.0 million. As previously disclosed, the Company agreed that SCA Services, Inc., ("SCA"), a party to the 1997 settlement of litigation regarding the allocation of remediation expenses may claim against such proceeds in accordance with the terms of the agreement. The amount that may be due was disputed, and the amount in dispute, $3.5 million, was placed in escrow pending the outcome of the dispute. The dispute was submitted to arbitration, and resulted in a reward of $3.5 million to SCA. Ongoing litigation initiated by the Company in February 2004 seeks to vacate or modify the award.

     In October 2000, the Company concluded the litigation with the Tax Court begun in 1994. The resulting assessed tax obligations, estimated at $4.7 million as of December 31, 2003, are now due. The Company submitted an Offer in Compromise with the Internal Revenue Service that sought a reduction in the amount due, and a payment plan. The offer was rejected, and the Company filed an appeal. The Company's offer is now before an appeal officer. The amount of the Company's funds remaining after an immediate payment of the full tax obligations may be insufficient to satisfy the Company's other contingent obligations and meet its operating expenses as they come due.

     The Company is a defendant in two suits brought by U.S. Environmental Protection Agency ("EPA") regarding two sites, the Kin-Buc Landfill and a site in Piscataway, N.J. The suits seek reimbursement of response costs totaling approximately $7.1 million and penalties totaling approximately $18.1 million. The N.J. Dept. of Environmental Protection initiated a similar suit regarding the Kin-Buc Landfill in September 2002, seeking unspecified un-reimbursed response costs and natural resource damage claims.

     A proposed settlement of the suit regarding the Piscataway, N.J. site has been posted on the Federal Register for public comment. If approved by the court at the end of the comment period, the Company will pay EPA $100,000 in settlement of its claims.

     The Company has been indemnified by SCA against the response cost and resource damage portions of the Kin-Buc claims pursuant to the aforementioned 1997 litigation settlement. The Kin-Buc suits have been stayed pending the outcome of mediation.

     There are no developments to report regarding the September 2002 notice issued by EPA to the Company and other parties seeking contribution to an estimated $7.2 million cleanup plan for a portion of a site of past operations in Carlstadt, NJ.

     The Company is unable to predict the outcome of the matters described above or reasonably estimate a range of possible loss given the current status of the proceedings. The Company continues to contest the charges vigorously.

     Work on the capping plan at the Southern Ocean Landfill in Ocean County, New Jersey was substantially completed in September 2003. The capping plan utilized recycled materials where possible to cover and close a portion of the landfill, and to provide tipping fees to fund certain tasks of the closure. During 2002, the Company wrote-off $700,000 owed the Company due primarily to insufficient tipping fee revenue, and reserved an additional $50,000 against amounts owed on the project in 2003.

     The Company continues to face significant short-term and long-term cash requirements for its federal and state income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against non-settling insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

     Presented below are the consolidated balance sheet and comparative consolidated statements of operations for the year ended December 31, 2003.

                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             As of December 31, 2003
                                   (In $000's)

                                     Assets

Cash and cash equivalents                             $ 4,322
Marketable securities                                     971
Accounts receivable, net of reserves                      330
Other current assets                                      637
   Total current assets                                 6,260
Assets held for sale                                    1,312
Other assets                                              479
   Total assets                                       $ 8,051

                      Liabilities and Stockholders' Equity

Accrued income taxes                                  $ 4,063
Accounts payable and other current
  liabilities                                           1,117
   Total current liabilities                            5,180

Accrued remediation and closure costs                   2,056
Other liabilities                                          54
Stockholders' equity                                      761
   Total Liabilities and Stockholders' Equity         $ 8,051

                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In $000's, except per share data)

                                               For the Year
                                            Ended December 31,
                                          2003               2002

Gross Revenues                         $ 1,189            $ 1,376
Less: Inter-company                       (891)              (639)
Net Revenues                               298                737
Cost of operations (a)                   1,642              2,782
Income (loss) from operations           (1,344)            (2,045)
Net proceeds from insurance claims          -               8,626
Other income (expense) (b)                (173)               (86)
Income (taxes) benefit                     522             (2,992)
Net income (loss)                      $  (995)           $ 3,503

Income (loss) per common share:
  Net income (loss)                    $  (.33)           $ (1.18)
Number of shares used in
  calculation                        2,979,190          2,979,190

(a) - Cost of operations for 2003 and 2002 include charges for bad debt expense of $56,000 and $700,000, respectively.
(b) - Other income (expense) for 2003 and 2002 include charges of $317,000 and $337,000, respectively, for interest accrued on the Company's estimated federal income tax liability.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRANSTECH INDUSTRIES, INC.
                              (Registrant)


                              By: /s/ Andrew J. Mayer, Jr.
                                 Andrew J. Mayer, Jr., Vice
                                 President-Finance, Chief
                                 Financial Officer and
                                 Secretary

Dated:  March 31, 2004